UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.  )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Koppers Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT DATED MARCH 28, 2025

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 8, 2025

Dear Fellow Shareholder:

The additional materials provided herein supplement, and should be read in conjunction with, the information regarding Proxy Item 2 – Proposal to Approve our Amended and Restated 2020 Long Term Incentive Plan contained in the definitive proxy statement (the “Proxy Statement”) of Koppers Holdings Inc. (“we,” “our” or “Koppers”) filed with the Securities and Exchange Commission on March 28, 2025, regarding the annual meeting of shareholders (the “Annual Meeting”) to be held on May 8, 2025, at 10:00 a.m. EDT. The information set forth in the Proxy Statement remains unchanged and should continue to be considered in casting votes by proxy or electronically during the virtual Annual Meeting. This additional material solely provides further information to be considered with respect to a shareholder’s evaluation of Proxy Item 2 of the Proxy Statement.

As more specifically described in the Proxy Statement, we are seeking shareholder approval of the Amended and Restated 2020 Long Term Incentive Plan, which includes, among other items, an increase in the number of shares reserved for issuance by 1,000,000 shares. The additional materials herein outline the reasons we believe shareholders should support the proposal. We note the following highlights:

•	Equity compensation awards attract and retain key employees in strategic roles, which is critical to supporting our business strategy.

•

We carefully manage dilution of shareholders’ equity by responsibly managing equity incentive awards. This is demonstrated by the fact that stock buybacks have exceeded equity compensation issuances for three consecutive years, resulting in no net dilution from these issuances.

•	We expect that the requested share increase will cover three years of award activity.

We ask that you vote “FOR” Proxy Item 2 – Proposal to Approve our Amended and Restated 2020 Long Term Incentive Plan.

Sincerely,

Leroy M. Ball

Chief Executive Officer

Koppers Holdings Inc.

Amended and Restated 2020 Long Term Incentive Plan & 2025 Share Request April 2025

Seeking Approval of Amended and Restated 2020 LTIP: Increase of 1.0 Million Shares Ability to continue to grant equity is critical to support our business strategy and attraction, motivation and engagement of our team Use of common shares as part of our compensation program is important; equity-based awards continue to be an essential component of our compensation program for key employees Links compensation with long-term shareholder value creation and rewards participants based on service and/or performance At the same time, we recognize that equity compensation awards dilute shareholders’ equity; committed to continuing to carefully and responsibly manage our equity incentive compensation and track record of mitigating dilution through stock repurchases Granting Equity to Individuals in Strategic Roles is Critical to Supporting Business Strategy and Engaging Talent Amended and Restated 2020 equity plan; company’s grant practices include key provisions and facilitate awards designed to protect shareholder interests and promote sound compensation governance and best practices Last request for additional shares in 2021; obtained shareholder approval for 1.5 million additional shares 2020 LTIP: ~70 participants ~3% of total employee population Used for key employees in strategic roles, ranging from senior leaders to key managers

2024 Achievements In 2024, Koppers continued to hold firm to our strategy to Expand our market presence and Optimize our operating footprint in Koppers core infrastructure-related markets. Guided by our values of People, Planet, and Performance, Koppers made strides in each key area Additional shares needed to maintain LTIP plan, which has fostered management continuity and aligns their interests with shareholders by linking compensation to company performance Demonstrated our value for the PLANET through our continued commitment to strong sustainability principles Named by Newsweek as one of America’s Most Responsible Companies for the fifth consecutive year Named by Newsweek as one of America’s Greenest Companies for the first time Named to USA Today’s list of America’s Climate Leaders for the second year in a row In terms of PERFORMANCE, Koppers achieved financial performance in the final three quarters of 2024 that exceeded prior year in several key metrics amid an increasingly competitive environment Consolidated sales of $2.09 billion. Record year in sales for RUPS, driven by utility pole and North American railroad volumes Net income attributable to Koppers of $52.4 million Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) of $261.6 million Operating cash flow of $119.4 million, sixth consecutive year of delivering operating cash flow of $100-plus million Diluted earnings per share of $2.46 Adjusted earnings per share of $4.11 Reduced capex to $77.4 million after three years of spending more than $100 million Repurchased approximately 1,027,000 shares, over two times the number of net shares issued under the LTIP Continued to demonstrate our value for PEOPLE through our Zero Harm philosophy to safety Approximately half of all facilities worldwide performed accident-free in 2024, which led to lowest recordable incident rate in company history For the second straight year, we recorded our highest employee engagement levels, which is the foundation for any high-performing organization VALUES

Current Share Pool Insufficient for Equity Compensation Awards Needs 3-year unadjusted burn rate at target averages 2.2%: 2024 at 1.7% 2023 at 2.4% 2022 at 2.4% 3-year adjusted burn rate (only issued PSUs) averages 1.9%: 2024 at 1.5% 2023 at 1.1% 2022 at 2.9% Discontinued granting stock options in 2023 Share usage of the prior two years totaled: 2024: 179,002 time-based RSUs and 182,196 PSUs (at target) 2023: 238,544 time-based RSUs and 267,073 PSUs (at target) In January 2025 grant cycle, we granted 627,132 shares in total (291,569 time-based RSUs and 335,563 PSUs at target) Includes one-time awards totaling 167,832 shares (30,873 time-based RSUs and 136,959 PSUs at target) to convert a portion of short-term cash incentive to long-term incentive to promote retention as the company embarks on a multi-year business transformation project Exclusive of the one-time awards, the aggregate LTI values in 2025 held consistent with prior year ~228,000 Shares Remain for Issuance of LTI Awards; Not Adequate for 2026 Grants and Require Use of Cash Higher Share Usage in 2025 due to One-Time Conversion of Short-Term Incentive; Returning to More Typical Levels in 2026

Projected Dilution with 1.0 Million New Shares: 13.1% on Fully-Diluted Basis

KOPPERS

~71 Percent of Outstanding LTI Awards are Performance Based

Discontinued granting stock options in 2023, but share dilution impacted by outstanding options:

- Approximately 526,000 stock options remain outstanding with a weighted average exercise price of $28.62
- Over 102,000 options (19% of total options) have an exercise price in excess of $41 per share and expire in the next three years

Stock buyback programs have more than erased the impact of LTIP issuances for three consecutive years, so there has been no net dilution resulting from shares issued under the LTIP

- Weighted average basic shares outstanding and decrease from prior year:
  - ✓ *2024* – 20,659,000 ⬇ 176,000
  - ✓ *2023* – 20,835,000 ⬇ 142,000
  - ✓ *2022* – 20,977,000 ⬇ 261,000
  - ✓ *2021* – 21,238,000
- The Board of Directors approved a new $100 million share repurchase program in February 2025

5

2024 Equity Grant Practices Continue Long-Term Use of Performance-Based Compensation Continued focus on performance, with 80% of CEO LTI awards and 60% of other NEO LTI awards being PSUs Modest use of time-based RSUs (20% for CEO, 40% for other NEOs) Investor friendly relative PSU design PSUs vest after 3 years based on two multi-year performance objectives: Relative total shareholder return for 1-year, 2-year and 3-year nested periods during the 3-year performance period 3-year cumulative adjusted EBITDA performance Approach emphasizes both near-term performance and long-term sustained performance, requires participants to stay with company for 3-year period TSR PSUs require significant outperformance to receive above target performance (70th percentile pays out at 150% of target; 80th percentile pays out at 200%) Maintains an absolute TSR cap at 200% of target; limits TSR PSU payouts if TSR is negative One change for 2025 places an aggregate value cap on TSR performance and the number of awards potentially issued

Performance-based stock units that reinforce our pay-for-performance philosophy Minimum one-year vesting provisions with limited exceptions No repricing or cash buyout of stock options or stock appreciation rights (SARs) without shareholder approval, subject to certain exceptions No discounted stock options or SARs, subject to certain exceptions No “evergreen” renewal feature Grants to non-employee directors are subject to compensation limitations No single-trigger vesting upon a change-in-control No dividends or dividend equivalents are paid on unvested awards Performance awards are subject to pre-established goals, and when granted are typically subject to clawback provisions Adoption of share recycling provision reduced number of additional shares being requested by at least one-third Additional Shares Necessary; Shares Will Be Carefully Managed HIGHLIGHTS of our equity plan and grant practices include:

Appendix: Non-GAAP Reconciliations

This presentation includes unaudited “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934, including adjusted EBITDA and adjusted EPS. Koppers believes that the presentation of non-GAAP financial measures provides information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods. The exclusion of certain items permits evaluation and a comparison between periods of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management. Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation from, or as substitutes for performance measures calculated in accordance with GAAP. References to historical EBITDA herein means adjusted EBITDA, for which the company has provided calculations and reconciliations in the Appendix. Non-GAAP Measures

(1) The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis. Unaudited Reconciliation of Net Income to Adjusted EBITDA     Year Ended       December 31,       2024   (Dollars in millions)       Net income   $ 48.6   Interest expense     76.2   Depreciation and amortization     67.5   Income tax provision     20.7   Sub-total     213.0   Adjustments to arrive at adjusted EBITDA:       LIFO expense(1)     6.1   Impairment, restructuring and plant closure costs     17.3   Loss on sale of assets     10.7   Mark-to-market commodity hedging losses     7.9   Acquisition inventory step-up amortization     2.3   Pension settlement     4.0   Amortization of cloud-based software implementation costs     0.3   Total adjustments     48.6   Adjusted EBITDA   $ 261.6

Unaudited Reconciliations of Net Income Attributable to Koppers to Adjusted Net Income Attributable to Koppers and Diluted EPS and Adjusted EPS (1) The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.     Year Ended       December 31,       2024   (Dollars in millions, except share and per share amounts)       Net income attributable to Koppers   $ 52.4   Adjustments to arrive at adjusted net income:       LIFO expense(1)     6.1   Impairment, restructuring and plant closure costs     17.3   Loss on sale of assets     10.7   Mark-to-market commodity hedging losses     7.9   Acquisition inventory step-up amortization     2.3   Pension settlement     4.0   Amortization of cloud-based software implementation costs     0.3   Total adjustments     48.6   Adjustments to income tax and noncontrolling interests:       Income tax on adjustments to pre-tax income     (9.6) Noncontrolling interest     (3.9) Effect on adjusted net income     35.1   Adjusted net income attributable to Koppers   $ 87.5   Diluted weighted average common shares outstanding (in thousands)     21,291   Diluted earnings per share   $ 2.46   Adjusted earnings per share   $ 4.11

Koppers Holdings Inc.
436 Seventh Avenue
Pittsburgh, PA 15219-1800

Koppers is an integrated global provider of essential treated wood products, wood preservation technologies and carbon compounds. Our team of 2,100 employees create, protect and preserve key elements of our global infrastructure – including railroad crossties, utility poles, outdoor wooden structures, and production feedstocks for steel, aluminum and construction materials, among others – applying decades of industry-leading expertise while constantly innovating to anticipate the needs of tomorrow. Together we are providing safe and sustainable solutions to enable rail transportation, keep power flowing, and create spaces of enjoyment for people everywhere.

Protecting What Matters, Preserving The Future. Learn more at Koppers.com.

Stock Exchange Listing
NYSE: KOP

Investor Relations and Media Information
Ms. Quynh McGuire
Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Responsible Care®

Koppers is a a member
of the American Chemistry Council.


KOPPERS
KOPPERS World Headquarters
Pittsburgh, Pennsylvania, USA